Exhibit 10.9

Summary of Understanding with

Barnabas Foundation and

Christian Reformed Home Missions

Regarding Class 1 Unit Repurchases

Effective August 2004

The understanding among the management of JCM Partners, LLC (the “Company”) and JCM Properties, LLC (the “Subsidiary”) and Barnabas Foundation (“Barnabas”) and Christian Reformed Home Missions (“CRHM”) has the following terms:

1.	The purchase price for Barnabas’ and CRHM’s Class 1 Units is fixed at $1.56 per Class 1 Unit (Barnabas and CRHM are referred to herein as the “Entities”);

2.	The Company will use its commercially reasonable best efforts to cause the Subsidiary to purchase the Entities’ Class 1 Units no later than March 31, 2005, with approximately half of the Entities’ Class 1 Units to be purchased by December 31, 2004 (herein, the “Targeted Repurchase Dates”);

3.	The Subsidiary will repurchase the Entities’ Class 1 Units earlier than the Targeted Repurchase Dates if the Company is successful in raising capital on terms acceptable to the Company, and management of the Company has determined that it is prudent to purchase the Entities’ Class 1 Units earlier than the Targeted Repurchase Dates;

4.	Any purchases by the Subsidiary of the Entities’ Class 1 Units from either CRHM or Barnabas shall be made in tandem for each entity, e.g., 500,000 Units repurchased from Barnabas and 500,000 Units repurchased from CRHM;

5.	The Subsidiary will give priority in using available funds to repurchases of Units of other members under the Company’s repurchase program; and

6.	Each purchase will be documented pursuant to the Company’s customary forms used to process repurchases under the Company’s repurchase guidelines. The first purchase is anticipated to be made in September 2004 in an amount yet to be determined.